Exhibit 99.1

Vitesse Updates Fourth Quarter Fiscal Year 2011 Guidance

CAMARILLO, Calif.--(BUSINESS WIRE)--October 3, 2011--Vitesse Semiconductor Corporation (NASDAQ: VTSS), a leading provider of advanced IC solutions for Carrier and Enterprise networks, today announced updated guidance for the fourth quarter of fiscal year 2011, which ended on September 30, 2011.

The Company now expects the following ranges for guidance: revenues $29.0 to $30.5 million; product margins 57 to 59 percent; and GAAP operating expenses $24.1 to $24.7 million. Operating expenses include one-time charges of approximately $3.2 million related to a real estate lease impairment and severance that occurred in the fourth quarter of fiscal year 2011. Excluding these one-time charges, operating expenses would be in the range of $20.9 to $21.5 million.

Vitesse’s previous outlook for the fourth fiscal quarter of 2011 was for revenues of $35.0 to $38.0 million; product margins 59 to 61 percent; and GAAP operating expenses of $21.5 to $23.0 million.

“We continue to see softening of global demand as a number of customers manage through existing inventories and curtail purchases due to economic conditions that are impacting performance broadly across our sector, particularly in the Asia Pacific region,” said Chris Gardner, CEO of Vitesse. “A delay in an intellectual property contract also contributed to our reduced revenue expectation. In the quarter, we took actions to further reduce our operating expenses. These measures will reduce 2012 operating expenses by approximately $10 million as compared to 2011.”

The Company expects to report complete fourth quarter and full fiscal year 2011 financial results in early December 2011. Fourth quarter and full fiscal year 2011 financial results are pending finalization of the Company’s year-end closing, reporting and audit processes, and, therefore, the guidance reported in this press release remains subject to change.

About Vitesse

Vitesse designs, develops and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for Carrier and Enterprise networks worldwide. Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in high-performance Ethernet LAN, WAN, and RAN, Ethernet-over-SONET/SDH, Optical Transport (OTN), and best-in-class Signal Integrity and Physical Layer products for Ethernet, Fibre Channel, Serial Attached SCSI, InfiniBand(R), Video, and PCI Express applications. Additional company and product information is available at www.vitesse.com.

Vitesse is a registered trademark of Vitesse Semiconductor Corporation in the United States and other jurisdictions. All other trademarks or registered trademarks mentioned herein are the property of their respective holders.

Cautions Regarding Forward Looking Statements:

This press release contains forward-looking statements relating to Vitesse Semiconductor Corporation’s preliminary, unaudited financial results for the fourth quarter of fiscal year 2011 and the estimated reduction in 2012 operating expenses. These forward-looking statements are based on, among other things, assumptions made by us and information currently available to management, all of which are subject to change. Forward-looking statements are not guarantees of future performance and the Company’s actual results may differ significantly as a result of a number of factors including changes occasioned by our year-end closing, reporting and audit processes, including audit-related adjustments. Our future financial performance is subject to, among other things, our general economic conditions, customer reaction to our new products, disruptions in our supply chain, success in meeting our delivery targets, our ability to appropriately manage inventory and competitive market conditions. Other factors that might cause such differences include, but are not limited to, those referenced in the subsection entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2010 and our Quarterly Report on Form 10-Q for the period ended June 30, 2011 filed with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONTACT:
Vitesse
Martin S. McDermut, +1-805-388-3700
or
The Abernathy MacGregor Group
Amy Feng, +1-213-630-6550